As filed with the Securities and Exchange Commission on September 3, 2015

Registration No. 333-115056

Registration No. 333-115058

Registration No. 333-120074

Registration No. 333-127844

Registration No. 333-153169

Registration No. 333-165571

Registration No. 333-198208

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-115056

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-115058

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-120074

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-127844

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-153169

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165571

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198208

UNDER

THE SECURITIES ACT OF 1933

HOSPIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0504497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

235 East 42nd Street, New York

New York 10017-5755

(212) 733-2323

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Hospira 401(k) Retirement Savings Plan

Hospira Ashland Union 401(k) Plan and Trust

Hospira Puerto Rico Retirement Savings Plan

Hospira Non-Qualified Savings and Investment Plan

Hospira 2004 Long-Term Stock Incentive Plan, as amended

(Full Titles of the Plans)

Margaret M. Madden, Esq.

Director

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Paul Kinsella

Marko Zatylny

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Hospira, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister any and all (i) shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”) and (ii) deferred compensation obligations registered but unsold or otherwise unissued under each of the following Registration Statements as of the date hereof:

•	Registration Statement on Form S-8 (No. 333-115056), pertaining to the registration of an aggregate of 31,000,000 Shares and associated Preferred Stock Purchase Rights, issuable under the Registrant’s Hospira 2004 Long-Term Stock Incentive Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2004.

•	Registration Statement on Form S-8 (No. 333-115058), pertaining to the registration of an aggregate of 2,025,000 Shares and associated Preferred Stock Purchase Rights, issuable under the Registrant’s Hospira 401(k) Retirement Savings Plan and Hospira Ashland Union 401(k) Plan and Trust, which was filed with the Commission on April 30, 2004.

•	Registration Statement on Form S-8 (No. 333-120074), pertaining to the registration of an aggregate of 19,725,075 Shares and associated Preferred Stock Purchase Rights, issuable under the Registrant’s Hospira 401(k) Retirement Savings Plan and Hospira Ashland Union 401(k) Plan and Trust, which was filed with the Commission on October 29, 2004.

•	Registration Statement on Form S-8 (No. 333-127844), pertaining to the registration of an aggregate of 1,038,045 Shares and associated Preferred Stock Purchase Rights, issuable under the Registrant’s Hospira Puerto Rico Retirement Savings Plan, which was filed with the Commission on August 25, 2005.

•	Registration Statement on Form S-8 (No. 333-153169), pertaining to the registration of an aggregate of $50,000,000 in general unsecured deferred compensation obligations under the Registrant’s Hospira Non-Qualified Savings and Investment Plan, which was filed with the Commission on August 25, 2008.

•	Registration Statement on Form S-8 (No. 333-165571), pertaining to the registration of an aggregate of 13,000,000 Shares and associated Preferred Stock Purchase Rights, issuable under the Registrant’s Hospira 2004 Long-Term Stock Incentive Plan, as amended, which was filed with the Commission on March 19, 2010.

•	Registration Statement on Form S-8 (No. 333-198208), pertaining to the registration of an aggregate of 10,000,000 Shares and associated Preferred Stock Purchase Rights, issuable under the Registrant’s Hospira 2004 Long-Term Stock Incentive Plan, as amended, which was filed with the Commission on August 18, 2014.

Pursuant to an Agreement and Plan of Merger, dated as of February 5, 2015, by and among Pfizer Inc., a Delaware corporation (“Parent”), Perkins Holding Company, a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a subsidiary of Parent. The Merger became effective on September 3, 2015.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all (i) Shares and (ii) deferred compensation obligations registered but unsold or otherwise unissued under each of the above Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of certain of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this day of September 3, 2015.

HOSPIRA, INC.

By:	/s/ Margaret Madden
Name:	Margaret Madden
Title:	Director and Authorized Signatory

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.